Exhibit 99.1

Clinical Trials of the America’s Inc. enters into
binding letter of intent with Next Fuels, Inc.

CAREY, NC- April 7, 2009. Clinical Trials of America Inc. (“Clinical Trials” of the “Company”) (OTCBB:CLLL) announced that it has entered into a binding letter of intent  to sell shares equal to approximately 75% of its issued and outstanding shares  to Next Fuel Inc. (Next Fuel) a developer of a proprietary “On Demand” Hydrogen Generation System that is used as fuel for Fuel Cells which produce electricity. Pursuant to the closing of a definitive agreement, Next Fuel’s shareholders will exchange their shares of Next Fuel for the acquired shares of Clinical Trials and Clinical Trials will change its name to Next Fuel Inc.

Next Fuel Inc. has developed a proprietary electrochemical system utilizing readily available materials to economically generate hydrogen as needed “ON Demand” to power fuel cells. Hydrogen while the most abounded element in the universe is not readily available in its native form.  Conventional hydrogen production systems require an expensive, extensive and complex storage and delivery equipment.  Next Fuel’s “On Demand” system eliminates the need for storage and delivery of hydrogen to be used with fuel cell powered electric systems. In addition, Next Fuel’s system is a “closed loop process” in that the electro-chemical process is reversible (rechargeable) onsite allowing for the process to be repeated indefinitely.  This recharging process is accomplished by applying grid supplied electricity or from any alternative clean sources of electricity with no carbon footprint. Next Fuel’s system (fuel) combined with a fuel cell system (engine) have many potential applications the most immediate and ideal are; stand by or backup power for data centers, cell phone towers and cable and telecommunication systems. In addition; low horsepower motive applications such as electric forklifts, wheelchairs, light delivery vehicles, golf carts or any indoor motive application are excellent markets for this system.

Strategically, Next Fuel is evaluating potentials to partner with fuel cell manufacturers and integrators to maximize the potential for the combined system.  As a fuel, Next Fuel believes that its system has significantly greater potential energy density as compared to other competitive power sources. The greater energy density provides for longer projected run times and is expected to lower overall operating and ownership costs due to its ability to be reversed (recharged) on site.  The completely clean process requires no special needs for safety or other environmental concerns.  Next Fuel’s initial commercial targets are the multibillion worldwide markets for reliable quality standby or back-up power and eventually motive power applications.

About Clinical Trials of the America’s, Inc.

Incorporated in Nevada provides clinical trial investigator services to pharmaceutical companies throughout the Americas by conducting clinical trials for pharmaceutical companies in dedicated sites throughout the Americas. Initially, we intend to introduce our services in Central America. This is being done primarily because the costs of drug development are significantly lower and the clinical quality is that of the US.  We are selling our services to Pharmaceutical, Biotech and medical Device companies that are primarily US based.

Forward-Looking Safe Harbor Statement:
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially from forecasted results. These risks and uncertainties include product demand, market competition, fluctuations in advertising payouts, delays in application development, technical issues beyond our control, reliance on the various platforms that we build applications on, and risks inherent in our operations. For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.